Exhibit 99.2
Email to QAD Employees from Karl Lopker, CEO
Earlier today we issued a press release on our plans to establish a dual class capital structure for QAD.
Essentially we are proposing to create a new class of shares (Class A) with 1/20th voting rights. The current shares would be renamed ‘Class B’, and would maintain their normal voting rights. As a result of the recapitalization plan, each ten whole shares of existing common stock will become four Class A shares and one Class B share. To illustrate, a hypothetical QAD stockholder who currently owns 1,000 shares of common stock, will own 400 Class A shares, each with 1/20th of one vote, and 100 Class B shares, each with one vote, after the recapitalization. The immediate effect to all existing shareholders is that their shares would be divided into two types, while maintaining their current voting and economic interest in the company.
Class A shares would be used for general financing purposes and, when issued, would have a small effect on the voting powers of the current shareholders. We expect both classes of stock will be traded on NASDAQ.
Since the recapitalization reduces the number of shares outstanding by 50%, we believe (although there can be no assurance of this) that the market price of the new shares immediately after the recapitalization will generally reflect a two-to-one reverse stock split. In other words, as the number of shares is being reduced by approximately 50%, the price of the shares would be expected to double immediately after the recapitalization.
If you have any questions or get questions from customers, please refer to the press release we issued today, to our SEC filings or contact our CFO, Daniel Lender.
KL
Important Information for QAD Stockholders.
QAD intends to file a preliminary proxy statement relating to the proposed recapitalization plan with the SEC today and intends to file a definitive proxy statement and other relevant materials with the SEC at a later date. QAD stockholders are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the recapitalization plan. The proxy statement, and any other documents filed by QAD with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, or by contacting QAD by email at investor@qad.com, by phone at 805.566.5117, or by mail at QAD Inc., 100 Innovation Place, Santa Barbara, California 93108. In addition, the definitive proxy statement will be available in the Investor Relations section of the QAD website at www.qad.com.
QAD and its directors and executive officers may be deemed to be participants in the solicitation of proxies from QAD stockholders in connection with the proposed recapitalization plan. Information about QAD’s directors and executive officers is set forth in QAD’s proxy statement on Schedule 14A filed with the SEC on May 14, 2010 and QAD’s Annual Report on Form 10-K filed with the SEC on April 15, 2010. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed recapitalization plan will be included in the definitive proxy statement that QAD intends to file with the SEC.